Exhibit 99.1

Oppenheimer Holdings Inc. Reports Third Quarter 2025 Earnings

New York, October 31, 2025 – Oppenheimer Holdings Inc. (NYSE: OPY) (the "Company" or "Firm") today reported net income of $21.7 million or $2.06 basic earnings per share for the third quarter of 2025, compared with net income of $24.5 million or $2.38 basic earnings per share for the third quarter of 2024. Third quarter 2025 results were significantly impacted by higher pre-tax compensation expenses for liability-based awards totaling $13.5 million or $0.95 basic earnings per share (after tax), attributable to an increase in the OPY Class A share price (increased $8.30 per share during the quarter). Revenue for the third quarter of 2025 was $424.4 million, an increase of 13.7%, compared to revenue of $373.4 million for the third quarter of 2024.

Robert S. Lowenthal, President and CEO commented, "I am very pleased with our third quarter operating performance which saw a substantial increase in investment banking revenues amid a still-favorable capital raising environment. Market concerns about lingering inflation, a weakening labor market and eroding central bank independence were outweighed by the positive sentiments emanating from the Federal Reserve embarking on a new rate cutting cycle. In addition, continuing enthusiasm around the potential for spending related to the utilization of artificial intelligence (AI) resulted in extended rallies that pushed all major indices to new record highs in September. These conditions spurred a significant rise in new equity issuance volumes and resulted in significantly higher investment banking revenues during the third quarter.
The momentum in the financial markets also provided a positive backdrop for our Wealth Management business, as rising markets propelled assets under management (“AUM”) to a new all-time high. This in turn drove higher fee-based revenues while strong investor sentiment also led to higher transaction volumes and commissions. Our Wealth Management results, however, were adversely impacted by reduced interest-sensitive sweep income largely due to lower average sweep balances and rates.
Although we were gratified to see markets recognize our success by bidding up our share price to a new record high, it also drove higher compensation expense associated with certain employee liability-based awards that rose in value in direct correlation with the increase in our share price during the quarter and negatively impacted our results for the quarter.
With three-quarters of the year now behind us, we have already exceeded the Company’s full year 2024 operating results. As we enter the fourth quarter, we remain focused on our clients, helping them raise, manage and allocate their capital. Our success is a reflection of good client outcomes and long-term relationships built over many market cycles. We are optimistic about the future and the many investment opportunities available, while remaining cautious and vigilant about the uncertainties that could emerge."

Summary Operating Results (Unaudited)
('000s, except per share amounts or otherwise indicated)
Firm	3Q-25	3Q-24
Revenue	$424,438	$373,352
Compensation Expenses	$290,222	$237,935
Non-compensation Expenses	$102,581	$100,047
Pre-Tax Income	$31,635	$35,370
Income Tax Provision	$9,923	$10,862
Net Income (1)	$21,712	$24,508
Earnings Per Share (Basic) (1)	$2.06	$2.38
Earnings Per Share (Diluted) (1)	$1.90	$2.16
Book Value Per Share	$87.47	$81.10
Tangible Book Value Per Share (2)	$70.48	$64.03
Wealth Management
Revenue	$259,726	$246,049
Pre-Tax Income	$62,528	$72,015
Assets Under Administration (billions)	$143.5	$129.8
Assets Under Management (billions)	$55.1	$49.1
Capital Markets
Revenue	$162,145	$124,030
Pre-Tax Income (Loss)	$12,289	$(6,144)

(1) Attributable to Oppenheimer Holdings Inc.
(2) Represents book value less goodwill and intangible assets divided by number of shares outstanding.

Highlights

•Higher revenue for the third quarter of 2025 was primarily driven by robust equity underwriting volumes, an increase in transaction-based commissions and greater advisory fees attributable to a rise in billable AUM
•Rising equities markets propelled both assets under administration and assets under management to new record highs at September 30, 2025
•Compensation expenses increased from the prior year quarter largely as the result of greater production-related expenses, higher bonus accruals and elevated costs associated with stock appreciation rights tied to the Company's share price
•Non-compensation expenses increased from the prior year quarter primarily due to higher underwriting and technology-related expenses partially offset by lower interest costs
•Total stockholders' equity, book value and tangible book value per share reached new record highs as a result of positive earnings

Wealth Management
Wealth Management reported revenue for the current quarter of $259.7 million, 5.6% higher compared with the prior year period. Pre-tax income was $62.5 million in the current quarter, a decrease of 13.2% compared with a year ago. Financial advisor headcount at the end of the current quarter was 927, flat when compared to 928 at the end of the third quarter of 2024.
Revenue:
•Retail commissions increased 12.7% from the prior year period primarily due to higher retail transaction volumes
•Advisory fees increased 10.5% due to higher AUM during the billing period
•Bank deposit sweep income decreased $6.5 million from a year ago due to lower average cash sweep balances and lower short-term interest rates
•Interest revenue decreased 8.0% from a year ago primarily due to lower short-term interest rates
•Other revenue increased slightly from a year ago due to a number of items, including an increase in the cash surrender value of Company-owned life insurance policies, which fluctuates based on changes in the fair value of the policies' underlying investments and greater death benefit insurance proceeds

Assets under Management (AUM):
•AUM reached a record high of $55.1 billion at September 30, 2025, which is the basis for advisory fee billings for October 2025
•The increase in AUM from the prior year period was comprised of higher asset values of $6.8 billion on existing client holdings, offset by net distributions of $0.8 billion including remittances
Total Expenses:
•Compensation expenses increased 18.9% from the prior year period primarily due to higher production related expenses and elevated expenses associated with share appreciation rights
•Non-compensation expenses were flat from a year ago

('000s, except otherwise indicated)
	3Q-25	3Q-24

Revenue	$259,726	$246,049
Commissions	$61,862	$54,872
Advisory Fees	$134,396	$121,619
Bank Deposit Sweep Income	$28,349	$34,875
Interest	$22,381	$24,331
Other	$12,738	$10,352

Total Expenses	$197,198	$174,034
Compensation	$148,978	$125,270
Non-compensation	$48,220	$48,764

Pre-Tax Income	$62,528	$72,015

Compensation Ratio	57.4%	50.9%
Non-compensation Ratio	18.6%	19.8%
Pre-Tax Margin	24.1%	29.3%

Assets Under Administration (billions)	$143.5	$129.8
Assets Under Management (billions)	$55.1	$49.1
Cash Sweep Balances (billions)	$2.8	$2.8

Capital Markets
Capital Markets reported revenue for the current quarter of $162.1 million, 30.7% higher when compared with the prior year period. Pre-tax income was $12.3 million compared with a pre-tax loss of $6.1 million a year ago.

Revenue:
Investment Banking
•Advisory fees earned from investment banking activities decreased 33.3% compared with the prior year period primarily due to the absence of a large restructuring related transaction that closed in the prior year period
•Equities underwriting fees increased significantly when compared with the prior year period due to robust underwriting volumes with large completed transactions in the financial institutions and technology sectors
Sales and Trading
•Equities sales and trading revenue increased 32.5% compared with the prior year period mostly due to higher overall trading volumes, including greater options-related commissions
•Fixed income sales and trading revenue increased 8.0% compared with a year ago largely due to higher trading volumes and interest income on trading inventory

Total Expenses:
•Compensation expenses increased 21.2% compared with the prior year period largely due to greater production-related expenses and higher incentive compensation accruals
•Non-compensation expenses were modestly higher than a year ago primarily due to an increase in underwriting expenses associated with increased activity

('000s)
	3Q-25	3Q-24

Revenue	$162,145	$124,030

Investment Banking	$75,045	$50,098
Advisory Fees	$21,865	$32,798
Equities Underwriting	$48,326	$12,588
Fixed Income Underwriting	$3,818	$4,390
Other	$1,036	$322

Sales and Trading	$86,753	$72,755
Equities	$44,139	$33,303
Fixed Income	$42,614	$39,452

Other	$347	$1,177

Total Expenses	$149,856	$130,174
Compensation	$106,245	$87,649
Non-compensation	$43,611	$42,525

Pre-Tax Income (Loss)	$12,289	$(6,144)

Compensation Ratio	65.5%	70.7%
Non-compensation Ratio	26.9%	34.3%
Pre-Tax Margin	7.6%	(5.0)%

Other Matters

•The Board of Directors announced a quarterly dividend of $0.18 per share payable on November 28, 2025 to holders of Class A non-voting and Class B voting common stock of record on November 14, 2025
•Compensation expense as a percentage of revenue was higher at 68.4% during the current period versus 63.7% during the same period last year
•The effective tax rate for the current period was 31.4%, slightly higher when compared with 30.7% for the prior year period due to the impact of certain unfavorable permanent items

(In millions, except number of shares and per share amounts)
	3Q-25	3Q-24
Capital
Stockholders' Equity (1)	$920.3	$837.8
Regulatory Net Capital (2)	$383.0	$487.5
Regulatory Excess Net Capital (2)	$351.7	$464.6

Common Stock Repurchases
Repurchases	$—	$0.3
Number of Shares	—	5,981
Average Price	$—	$49.30

Period End Shares	10,520,549	10,331,401
Effective Tax Rate	31.4%	30.7%

(1) Attributable to Oppenheimer Holdings Inc.
(2) Attributable to Oppenheimer & Co. Inc. broker-dealer

Company Information

Oppenheimer Holdings Inc., through its operating subsidiaries, is a leading middle market investment bank and full service broker-dealer that is engaged in a broad range of activities in the financial services industry, including retail securities brokerage, institutional sales and trading, investment banking (corporate and public finance), equity and fixed income research, market-making, trust services, and investment advisory and asset management services. With roots tracing back to 1881, the Company is headquartered in New York and has 88 retail branch offices in the United States and institutional businesses located in London, Tel Aviv, and Hong Kong.

Forward-Looking Statements

This press release includes certain "forward-looking statements" relating to anticipated future performance. For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to Factors Affecting "Forward-Looking Statements" and Part 1A – Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2024.

Oppenheimer Holdings Inc.
Consolidated Income Statements (Unaudited)
('000s, except number of shares and per share amounts)

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change
REVENUE
Commissions	$120,684	$103,079	17.1	$341,587	$295,984	15.4
Advisory fees	134,404	121,631	10.5	388,835	353,675	9.9
Investment banking	77,488	52,185	48.5	168,644	131,841	27.9
Bank deposit sweep income	28,349	34,875	(18.7)	87,078	106,406	(18.2)
Interest	38,859	38,034	2.2	113,245	99,605	13.7
Principal transactions, net	14,902	14,364	3.7	38,409	42,672	(10.0)
Other	9,752	9,184	6.2	27,643	26,896	2.8
Total revenue	424,438	373,352	13.7	1,165,441	1,057,079	10.3
EXPENSES
Compensation and related expenses	290,222	237,935	22.0	756,387	680,375	11.2
Communications and technology	25,938	24,602	5.4	78,324	73,860	6.0
Occupancy and equipment costs	15,971	16,240	(1.7)	47,558	47,604	(0.1)
Clearing and exchange fees	6,850	7,125	(3.9)	21,643	19,747	9.6
Interest	22,496	24,103	(6.7)	66,421	66,631	(0.3)
Other	31,326	27,977	12.0	89,887	80,172	12.1
Total expenses	392,803	337,982	16.2	1,060,220	968,389	9.5

Pre-tax income	31,635	35,370	(10.6)	105,221	88,690	18.6
Income tax provision	9,923	10,862	(8.6)	31,180	28,172	10.7
Net income	$21,712	$24,508	(11.4)	$74,041	$60,518	22.3

Less: Net loss attributable to non-controlling interest, net of tax	—	—		—	(310)
Net income attributable to Oppenheimer Holdings Inc.	$21,712	$24,508	(11.4)	$74,041	$60,828	21.7

Earnings per share attributable to Oppenheimer Holdings Inc.
Basic	$2.06	$2.38	(13.4)	$7.05	$5.87	20.1
Diluted	$1.90	$2.16	(12.0)	$6.53	$5.45	19.8

Weighted average number of common shares outstanding
Basic	10,519,722	10,332,927	1.8	10,502,101	10,355,982	1.4
Diluted	11,450,346	11,277,865	1.5	11,349,801	11,156,536	1.7

Period end number of common shares outstanding	10,520,549	10,331,401	1.8	10,520,549	10,331,401	1.8